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                                                                    EXHIBIT 99.1


                   SIXTH AMENDMENT TO MEDAPHIS CORPORATION
                       NON-QUALIFIED STOCK OPTION PLAN
                     FOR EMPLOYEES OF ACQUIRED COMPANIES



        THIS SIXTH AMENDMENT is made the 7th day of January, 1997 by MEDAPHIS CORPORATION, a corporation organized and doing business under the laws of the State of Delaware (the "Company").


                             W I T N E S S E T H

        WHEREAS, the Company has previously adopted the Medaphis Corporation Non-Qualified Stock Option Plan for Employees of Acquired Companies (the "Plan"); and

        WHEREAS, the Board of Directors of the Company has approved an increase in the number of shares reserved for issuance pursuant to the Plan to 6,515,000 shares from 5,015,000 shares.

        NOW, THEREFORE, Section 3 of the Plan is hereby amended by deleting
Section 3 of the Plan in its entirety and replacing it with the following:

                                  "Section 3

                        SHARES RESERVED UNDER THE PLAN

        There shall be 6,515,000 shares of Stock reserved for issuance under this Plan, and such shares of Stock shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been repurchased by the Company. Furthermore, any shares of Stock subject to an Option that remain unissued after the cancellation or expiration of such Option thereafter shall again become available for use under this Plan."

        FURTHER, except as specifically amended by this Sixth Amendment, the Plan shall remain in full force and effect as prior to this Sixth Amendment.

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        IN WITNESS WHEREOF, the Company has caused this Sixth Amendment to be executed on the day and year first above written.



                                        MEDAPHIS CORPORATION



                                        By: /s/ Michael R. Cote
                                            ------------------------------------
                                        Title: Senior Vice President - Finance,
                                        Chief Financial Officer and Assistant
                                        Secretary


ATTEST:

By: /s/ William R. Spalding
    ---------------------------
Title: Senior Vice President,
General Counsel and Secretary


       [CORPORATE SEAL]